                                                                   Exhibit 99(b)


FOR IMMEDIATE RELEASE:
MAY 12, 1999


CONTACT: Stephen F. Lee
         Edward Howard & Co.
         Media Inquiries                         Investor Inquiries
         (216) 781-2400                          (440) 349-1000, ext. 4495





                           NATIONAL AUTO CREDIT, INC.
                       RECEIVES COMMITMENT OF INVESTOR AND
                   ACQUIRES OPTION TO PURCHASE INVESTOR SHARES

SOLON, Ohio, May 12, 1999 -- National Auto Credit, Inc. (NAKD:OTC/BB) announced today that it acquired an option to purchase 2,849,630 shares of National Auto Credit common stock beneficially owned by Ernest C. Garcia II. The option is for an initial term of 45 days and is exercisable at a price of $1.50 per share. In consideration for the option, the Company paid $1 million, all of which will be credited toward the aggregate exercise price payable by the Company upon exercise of the option.

The agreement further provides that Mr. Garcia will not take any action which adversely impacts or interferes with the: (i) business and operations of the Company, (ii) completion of the audit of the Company's financial statements,
(iii) existence, composition, function or purpose of the Special Committee of the Board or (iv) efforts of the Board to preserve and maximize the Company's assets, continue to stabilize operations, ensure proper financial and accounting reporting and controls, and restore public confidence in the Company.

Concurrent with the grant of the option, an independent director of the Company's Board of Directors obtained a proxy to vote all of the shares subject to the option. In addition, Mr. Garcia agreed to cooperate with the Company and its Board of Directors, as well as with all governmental authorities, in connection with all inquiries and proceedings in which the Company is involved. The agreement also prohibits Mr. Garcia from acquiring additional shares of the Company without the consent of the Company's Board.

                                     -more-

In the event that the Company does not exercise the option, the Company granted Mr. Garcia the right to purchase an additional 2,849,630 shares at a price equal to the lower of $1.50 per share or the average price of the shares for the ten-day period preceding the option term, and the right to designate one member to the Board, subject to the Board's approval.

National Auto Credit, Inc. is a specialized financial services company providing funding, receivables management and collection services to automobile dealers who sell and finance the purchase of vehicles to retail consumers with limited access to consumer credit.

This press release may include statements that constitute forward-looking statements, usually containing the words "believe," "estimate," "project," "expects," or similar expressions. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this press release.